Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-58300, 333-4530, 333-38981,
333-86935, 333-76076, 333-87898, 333-127216 and 333-173877 on Form S-8 and Nos. 333-127215, 333-142722 and
333-170297 on Form S-3 of our report, dated February 17, 2012, relating to the consolidated financial statements and the financial statement schedules of Kemper Corporation (formerly Unitrin, Inc.) and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, (which report expresses an unqualified opinion and includes an explanatory paragraph as to the changes in the Company’s method of recognizing and presenting other-than-temporary impairments in 2009), appearing in this Annual Report on Form 10-K of Kemper Corporation and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 17, 2012